EXHIBIT 15

February 26, 2002

IDACORP, Inc.
Boise, Idaho

We have made reviews, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of IDACORP, Inc. and subsidiaries and Idaho Power Company and subsidiaries for the periods ended March 31, 2001 and 2000 and June 30, 2001 and 2000 and September 30, 2001 and 2000, as indicated in our reports dated May 3, 2001, July 27, 2001 and October 24, 2001, respectively; because we did not perform audits, we expressed no opinions on that information.

We are aware that our reports referred to above, which are included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001, and the Form 10-Q/A for the quarter ended September 30, 2001, are incorporated by reference in IDACORP, Inc.'s Registration Statement on Form S-3.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche LLP